Exhibit 10.1

Execution Version

Confidential

Cooperation Agreement

This Cooperation Agreement is made and entered into as of January 13, 2020 (this “Agreement”) by and among Catalyst Biosciences, Inc., a Delaware corporation (the “Company”), and each of the parties listed on Exhibit A hereto (each, an “Investor” and collectively, the “Investors”). The Company and the Investors are referred to herein as the “Parties.”

Whereas, each of the Investors beneficially owns the number of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) listed on Exhibit A hereto;

Whereas, the Company has reached an agreement with each of the Investors with respect to certain matters related to the Company’s board composition and certain other matters, as provided in this Agreement.

Now, Therefore, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investors, on a several and not joint basis, and the Company hereby agree as follows:

Section 1.    Director Appointments.

(a)    New Directors. Within five (5) business days of the execution of this Agreement, the Board of Directors of the Company (the “Board”) shall irrevocably appoint Sharon Tetlow and Geoffrey Ling, M.D. (the “New Directors” and all references herein to the “New Directors” shall include any Replacement Directors (as defined below)) as directors of the Company, effective January 15, 2020, with Ms. Tetlow becoming a Class III director whose term shall expire at the 2021 annual meeting of the Company’s stockholders, and Dr. Ling becoming a Class I director whose term shall expire at the 2022 annual meeting of the Company’s stockholders. Immediately following Dr. Ling’s appointment as a New Director, the Board shall take all necessary actions (including, if necessary, by unanimous written consent) to cause Dr. Ling to be appointed to one (1) committee or subcommittee of the Board that Dr. Ling requests to join, and any additional committee or subcommittee participation shall be at the discretion of the Governance and Nominating Committee of the Board (the “Governance and Nominating Committee”). Each New Director has agreed in writing that he or she understands and acknowledges that all members of the Board are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies (including agreeing to preserve the confidentiality of Company business, information and discussions of matters considered in meetings of the Board or Board committees), and corporate governance guidelines, in each case as heretofore provided to the New Directors. Each New Director and each Investor shall provide the Company with such information concerning such New Director or such Investor, as the case may be, as is required to be disclosed under applicable law or stock exchange regulations, in each case as promptly as necessary to enable timely filing of the Company’s proxy statement. Each New Director shall also inform the Company of any financial arrangements between any of the Investors and such New Director related to such New Director’s service with the Company, including without limitation any financial arrangement related to the Company’s market valuation or other financial performance metrics. Notwithstanding anything herein to the contrary, the Investors shall have no liability hereunder with respect to any of the obligations of Ms. Tetlow or the Tetlow Replacement Director described under this Agreement, and the failure of Ms. Tetlow and the Tetlow Replacement Director to comply with such obligations shall not be a breach or violation of this Agreement by the Investors.

(b)    Board Composition. As promptly as practicable following the date of this Agreement, the Board shall take all necessary actions to set the size of the Board at nine (9) members solely to accommodate the appointment of the New Directors in accordance with this Agreement. Immediately prior to the 2020 annual meeting of the Company’s stockholders (the “2020 Annual Meeting”), the Board shall take all necessary actions to (i) set the size of the Board at seven (7) members so that, assuming the election of each current Class II director standing for re-election, there are no vacancies on the Board and (ii) distribute the classes of directors of the Board as equally as possible; provided, however, that after giving effect to the foregoing the New Directors shall remain members of the classes indicated for each thereof in Section 1(a). During the Standstill Period (as defined below) except as expressly stated above for the period before the 2020 Annual Meeting, neither the Board nor any committee of the Board shall modify the size of the Board from seven (7) directors without the unanimous approval of the Board.

(c)    Replacement Directors.

(i)    During the Standstill Period, if Dr. Ling (or any Ling Replacement Director (as defined below)) is unable or unwilling to serve as a director (including as a result of not being elected at any annual meeting), resigns as a director or is removed as a director, JDS1, LLC (“JDS1”) shall have the ability to recommend a substitute person to replace Dr. Ling (or any Ling Replacement Director) in accordance with this Section 1(c)(i) (any such replacement director shall be referred to as the “Ling Replacement Director”). Each candidate for Ling Replacement Director recommended by JDS1 must qualify as an “independent director” for purposes of the listing qualification rules of the Nasdaq Stock Market. The Governance and Nominating Committee shall consider the qualifications and background of such candidate and make its determination and recommendation regarding whether such candidate is suitable for the Board within five (5) business days after such candidate has submitted to the Company any documentation required by Section 1(a) herein. In the event the Governance and Nominating Committee does not accept a substitute person recommended by JDS1 as the Ling Replacement Director (given that the Governance and Nominating Committee cannot unreasonably withhold its consent), JDS1 shall have the right to recommend additional substitute person(s) whose appointment shall be subject to the Governance and Nominating Committee recommending such person in accordance with the procedures described above. Upon the recommendation of a Ling Replacement Director candidate by the Governance and Nominating Committee, the Board shall review, approve and vote on the appointment of such Ling Replacement Director to the Board no later than five (5) business days after the Governance and Nominating Committee’s recommendation of such Ling Replacement Director; provided, however, that if the Board does not approve and appoint such Ling Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(c)(i) until a Ling Replacement Director is approved and appointed to the Board. Notwithstanding the foregoing, if JDS1 has followed the procedures set forth in this Section 1(c)(i) four times to replace Dr. Ling (or any Ling Replacement Director), the fourth candidate for Ling Replacement Director recommended by JDS1 shall be approved and appointed to the Board by the Board no later than five (5) business days after recommendation by JDS1, unless the Board reasonably and in good faith determines that such candidate lacks the appropriate experience to act as a member of the board of directors of a public company in the industry in which the Company operates.

(ii)    During the Standstill Period, if Ms. Tetlow (or any Tetlow Replacement Director (as defined below)) is unable or unwilling to serve as a director (including as a result of not being elected at any annual meeting), resigns as a director or is removed as a director, the Board shall have the ability to recommend a substitute person to JDS1 to replace Ms. Tetlow (or any Tetlow Replacement Director) in accordance with this Section 1(c)(ii) (any such replacement director shall be referred to as the “Tetlow Replacement Director” and, together with the Ling Replacement Director, the “Replacement Directors”). Each candidate for Tetlow Replacement Director recommended by the Board must qualify as an “independent director” for purposes of the listing qualification rules of the Nasdaq Stock Market. JDS1 shall consider the qualifications and background of such candidate and make its determination and recommendation regarding whether such candidate is suitable for the Board within five (5) business days after such candidate has submitted to the Company any documentation required by Section 1(a) herein. In the event that JDS1 does not approve a substitute person recommended by the Board as the Tetlow Replacement Director (given that JDS1 cannot unreasonably withhold its consent), the Board shall have the right to recommend additional substitute person(s) whose appointment shall be subject to JDS1 approving such person in accordance with the procedures described above. Upon the approval of a Tetlow Replacement Director candidate by JDS1, the Board shall approve and vote on the appointment of such Tetlow Replacement Director to the Board no later than five (5) business days after JDS1’s approval of such Tetlow Replacement Director; provided, however, that if the Board does not approve and appoint such Tetlow Replacement Director to the Board, the Parties shall continue to follow the procedures of this Section 1(c)(ii) until a Tetlow Replacement Director is approved and appointed to the Board. Notwithstanding the foregoing, if the Board has followed the procedures set forth in this Section 1(c)(ii) four times to replace Ms. Tetlow (or a Tetlow Replacement Director), the fourth candidate for Tetlow Replacement Director recommended by the Board shall be approved and appointed to the Board by the Board no later than five (5) business days after recommendation by the Board, unless JDS1 reasonably and in good faith determines that such candidate lacks the appropriate experience to act as a member of the board of directors of a public company in the industry in which the Company operates.

(iii)    JDS1’s rights set forth in this Section 1(c) shall terminate upon the earlier of (i) the time at which JDS1, CCUR Holdings, Inc., Julian Singer and each of their Affiliates collectively hold less than 3% of the fully-diluted capital stock of the Company and (ii) the end of the Standstill Period (as defined below).

Section 2.    2020 Annual Meeting.

(a)    Director Nominees. Subject to the Investors complying with the terms of this Agreement, the Board hereby agrees to nominate a slate of directors at the 2020 Annual Meeting which consists of (i) the Class II member(s) of the Board as of the date thereof, but excluding (iii) each of Jeff Himawan, Ph.D., a Class II director of the Company, and John P. Richard, a Class II director of the Company (Messrs. Himawan and Richard referred to collectively as the “Departing Directors”). Each Departing Director’s term as a member of the Board shall expire at the 2020 Annual Meeting.

(b)    Proposals. Subject to the Company complying with the terms of this Agreement, each Investor hereby agrees not to, and to cause any Affiliate of such Investor not to, bring any business (including director nominees) or proposals before or at the 2020 Annual Meeting.

(c)    Voting by Investors. At the 2020 Annual Meeting, each of the Investors agrees to vote all shares of Common Stock beneficially owned by each Investor and its Affiliates (as defined below) (i) in favor of the election of any incumbent director nominated by the Board and (ii) otherwise in accordance with the Board’s recommendation on all other ordinary course matters recommended for stockholder approval by the Board, including with respect to the auditor of the Company and any “say-on-pay” vote (items (i) and (ii) being referred to herein as “Ordinary Matters”); provided, however, (x) in the event that Institutional Shareholders Services (ISS) recommends otherwise with respect to any such proposals (other than the election of directors), each of the Investors shall be permitted to vote in accordance with the ISS recommendation and (y) nothing in this Agreement (including without limitation with respect to Section 3 below) shall restrict an Investor from voting freely or taking any position in public or private on any stockholder approval for any extraordinary transaction, such as a merger, material acquisition or disposition, or a liquidation and winding up of the Company.

(d)    Definitions. As used in this Agreement:

(i)    the term “Affiliate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii)    the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and

(iii)    the term “change of control” shall mean the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions.

(iv)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

Section 3.    Standstill.

(a)    Standstill. Each Investor agrees that, for the period commencing on the date of this Agreement and ending on the earliest of (i) the thirtieth (30th) calendar day preceding the opening of the nomination window for submission of director nominees at the Company’s 2021 Annual Meeting, (ii) a material breach by the Company of its obligations under this Agreement which is not cured within five (5) business days after written notice from any Investor, (iii) an announcement by the Company of any type of transaction involving a change of control in the Company and (iv) the adoption by the Board of any amendment to any of the organizational documents of the Company that would impair the ability of stockholders to submit director nominations in connection with stockholder meetings after the 2020 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any manner other than pursuant to Section 6(c), acting alone or in concert with others:

(i)    submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board (including by way of Rule 14a-11 of Regulation 14A), other than as expressly permitted by this Agreement;

(ii)    engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies (or written consents) or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock (including any withholding from voting) or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board;

(iii)    seek to call, or to request the call of, a special meeting of the Company’s stockholders, or make a request for a list of the Company’s stockholders or for any books and records of the Company;

(iv)    form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than a group consisting only of some or all of the Investors and their Affiliates;

(v)    vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(vi)    except as specifically provided in Section 1 and Section 2 of this Agreement, seek to place a representative or other Affiliate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(vii)    acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person, in each case other than securities of the Company;

(viii)    other than at the direction of the Board, seek, propose or make any statement (other than to one or more members of the Board or management or its advisors or agents) with respect to, or solicit, or negotiate with or provide any information to any person with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of assets or securities, dissolution, liquidation, reorganization, change in structure or composition of the Board, change in the executive officers of the Company, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, its subsidiaries or its business, whether or not any such transaction involves a change of control of the Company (it being understood that the foregoing shall not restrict the Investors from tendering Common Stock, receiving payment for Common Stock or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board);

(ix)    acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, beneficial ownership of (A) any interests in the Company’s indebtedness or (B) an aggregate amount of more than 14.99% of the Company’s outstanding Common Stock (which shall not include Common Stock issued in connection with a stock split, stock dividend or similar corporate action initiated by the Company with respect to any securities beneficially owned by any of the Investors or their Affiliates); provided, however, nothing herein shall prevent any Investor from confidentially seeking a waiver from this provision;

(x)    short sell the Company’s capital stock, or otherwise pledge, hypothecate or put any liens against the Company’s capital stock, except that an Investor may partake in customary margin transactions with a broker regulated by FINRA;

(xi)    disclose publicly, or privately in a manner that could reasonably be expected to become public, any intention, plan or arrangement inconsistent with the foregoing;

(xii)    take any action challenging the validity or enforceability of any provisions of this Section 3; or

(xiii)    enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or encourage or solicit any person to undertake any of the foregoing activities.

(b)    Notwithstanding anything to the contrary herein, including, without limitation, Section 6, nothing in this Agreement shall prohibit or restrict (i) any director of the Company, including any New Director, from exercising his or her rights and fiduciary duties as a director of the Company (it being recognized that this clause shall not limit each director’s duty to comply with Board policies regarding confidentiality applicable to all members of the Board, including the obligation to refrain from sharing confidential information of the Company with third parties without the prior authorization of the Board); or (ii) any New Director, or separately, any Investor or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Investor Representatives”) from communicating privately regarding or privately advocating for or against any of the matters described in this Section 3 or otherwise regarding the management, strategy, business or operations of the Company with, or from privately requesting a waiver of any of the foregoing provisions of this Section 3 from, the Company’s directors, officers or agents, (it being recognized that no officer, director or agent of the Company shall be under any obligation under this Agreement to communicate with any Investor or any director, officer, partner, employee, member or agent thereof); provided, however, that for each of sub-sections (i) and (ii) above, in each case, so long as such communications or requests are not intended to, and would not reasonably be expected to, require any public disclosure of such communications or requests.

(c)    During the Standstill Period, the Company agrees that, other than in any manner expressly allowed pursuant to Section 6(c):

(i)    the Board will not create any “executive committee” of the Board, or delegate to any existing or new committee of the Board, responsibilities substantially similar to those of an executive committee;

(ii)    the Board and each committee and subcommittee of the Board shall ensure that during the Standstill Period the existing responsibilities of any existing or new committee of the Board are not materially changed amongst such committees or delegated to any new committee, provided that for the sake of clarity, the Board may expand the duties of a given existing committee so long as such new duties are not already the responsibility of an existing committee and do not violate the prohibition in Section 3(c)(i);

(iii)    until the appointment of the New Directors, the Board will not amend any existing, or create any new agreement, policy, code and guideline applicable to non-employee directors of the Company, including those regarding confidentiality (collectively the “Guidelines”);

(iv)    if the Company engages in any equity financing (including without limitation the sale of any warrant, option or other convertible security) other than an Excluded Transaction, the Company will use commercially reasonable efforts, including without limitation contacting the Investor by phone and email (it being understood that notice of less than twenty four hours may be reasonable depending on the nature of the financing), to enable the Investor to participate in such financing up to such Investor’s pro rata amount of the shares offered in such financing based on Investor’s ownership of outstanding shares of the Company’s common stock at such time, and subject to cutback of such Investor’s participation in the financing if the Company determines in good faith that such participation would jeopardize the offering. An “Excluded Transaction” means (a) the issuance of shares of capital stock upon the exercise of any warrants outstanding as of the date hereof, (b) the issuance of shares of capital stock upon the exercise of any options issuance pursuant to any management incentive plan or arrangement approved by the Board of Directors or stockholders of the Company, (c) the issuance of shares of capital stock in connection with any acquisition, licensing agreement, distribution, joint venture or other commercial or collaborative relationship or (d) the issuance of shares of capital stock in any “at the market” arrangement; and

(v)    the Company shall notify the Investors promptly, but in any event within five (5) business days, upon any breach by the Company of this Agreement.

Section 4.    Representations and Warranties of the Company. The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the Company has provided the Investors with true and complete copies of the Guidelines prior to the date hereof, (e) there is currently no “executive committee” of the Board, or committee of the Board with responsibilities similar to those of an executive committee, and (f) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 5.    Representations, Warranties and Covenants of the Investors. Each Investor, on behalf of itself, severally and not jointly represents and warrants to the Company that (a) as of the date hereof, such Investor beneficially owns only the number of shares of Common Stock as described opposite its name on Exhibit A, and Exhibit A includes all Affiliates of any Investors that own any securities of the Company beneficially or of record, (b) this Agreement has been duly and validly authorized, executed and delivered by such Investor, and constitutes a valid and binding obligation and agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) such Investor has the authority to execute this Agreement on behalf of itself and the applicable Investor associated with that signatory’s name, and to bind such Investor to the terms hereof, (d) the execution, delivery and performance of this Agreement by such Investor does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound and (e) no Investor has entered into any compensation arrangement with a New Director related to the Company. Each Investor further agrees until the Company’s 2021 Annual Meeting, each such Investor shall not enter into any compensation arrangement with a New Director (or any substitute therefor) related to the Company.

Section 6.    Mutual Non-Disparagement.

(a)    Investor Non-Disparagement. Each Investor agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, publicly, by press release or similar public statement to the press, securities analysts or media, or in any SEC filing, make, express, transmit speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, the Company or any of its directors, officers, Affiliates, subsidiaries, employees, agents or representatives (collectively, the “Company Representatives”), or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of the Company or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives.

(b)    Company Non-Disparagement. The Company hereby agrees that, during the Standstill Period, neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, in any capacity or manner, publicly, by press release or similar public statement to the press, securities analysts or media, or in any SEC filing, make, express, transmit, speak, write, verbalize or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal, in writing, electronically transferred or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, any Investor or any Investor Representatives, or that reveals, discloses, incorporates, is based upon, discusses, includes or otherwise involves any confidential or proprietary information of any Investor or its subsidiaries or Affiliates, or to malign, harm, disparage, defame or damage the reputation or good name of any Investor or Investor Representatives.

(c)    Exceptions. Notwithstanding the foregoing, nothing in this Section 6 or elsewhere in this Agreement, including without limitation, Section 3, shall prohibit any Party from (1) announcing its views and vote on any Board-approved publicly announced proposals relating to any non-Ordinary Matters, so long as such announcement is limited to the merits of any such matter and does not disparage the Company’s directors or officers in connection with such matter, including the decision to pursue, approve or propose such matter, (2) making any statement consented to in writing by such other Parties, or (3) making any statement or disclosure required under the federal securities laws or other applicable laws; provided, that such Party shall use reasonable best efforts to provide notice to the other Parties prior to making any such statement or disclosure required under the federal securities laws or other applicable laws that would otherwise be prohibited by the provisions of this Section 6, and use reasonable best efforts to consider any comments of such other Parties.

Section 7.    Public Announcements. No later than 5:00 p.m. Pacific time, on Friday January 17, 2020, the Company shall issue a press release in form and substance reasonably agreed between the Parties (the “Agreement Press Release”). No Party or any of its Affiliates shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with this Agreement and the Agreement Press Release.

Section 8.    Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

Section 9.    Specific Performance. Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages. It is accordingly agreed that the Investors or any Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to seek specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 10.    Notice. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one (1) business day after deposit with a nationally recognized overnight delivery service and concurrently sent by e-mail, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

To the Company:

Catalyst Biosciences, Inc.

Attention: Nassim Usman

611 Gateway Blvd., Suite 710

South San Francisco, CA 94080

Telephone: (650) 871-0761

E-mail: nusman@catbio.com

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

Attention: Stephen Thau

Columbia Center

1152 15th Street, N.W.

Washington, D.C. 20005

Telephone: (202) 339-8677

E-mail: sthau@orrick.com

To the Investors:    As set forth in the respective addresses listed in Exhibit A hereto.

Section 11.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to conflict of law principles thereof, and each Party irrevocably submits to the personal jurisdiction of the Chancery Court of Delaware as the exclusive venue for adjudication of any dispute hereunder.

Section 12.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof, and supersedes all prior agreements with respect to the subject matter hereof. The Company may enter into a materially similar agreement with one or more other investors but any such agreement shall constitute a separate obligation and one investor shall not become a third party beneficiary of another investor’s agreement.

Section 13.    Receipt of Adequate Information; No Reliance; Representation by Counsel. Each Party acknowledges that it has received adequate information to enter into this Agreement, that it has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 14.    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 15.    Liability. For the avoidance of doubt, the Investors are entering into this Agreement on a several and not joint basis. Any liability arising hereunder with respect to a specific Investor shall only apply to such specific Investor and shall not be shared among the other Investors party hereto.

Section 16.    Amendment. This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 17.    Termination. This Agreement shall terminate at the end of the Standstill Period or other date established by mutual written agreement of the Parties hereto. Notwithstanding the foregoing, the provisions of Section 8 thru Section 19 shall survive the termination of this Agreement. No termination of this Agreement shall relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 18.    Successors and Assigns; No Third Party Beneficiaries. This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the Parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 19.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. Counterparts delivered by electronic transmission shall be deemed to be originally signed counterparts.

(Signature page follows)

In Witness Whereof, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

Catalyst Biosciences, Inc.

By:	/s/ Nassim Usman
Name:	Nassim Usman
Title:	President and Chief Executive Officer

Signature Page to the Cooperation Agreement

Investors:

JDS1, LLC

By:	/s/ Julian Singer
Name:	Julian Singer
Title:	Managing Member

Signature Page to the Cooperation Agreement

Investors:

/s/ Julian Singer
Julian Singer

Signature Page to the Cooperation Agreement

Investors:

By:	/s/ David Oros
Name:	David Oros
Title:

Signature Page to the Cooperation Agreement

Investors:

/s/ Wayne Barr, Jr.
Wayne Barr, Jr.

Signature Page to the Cooperation Agreement

Investors:

CCUR HOLDINGS, INC.

By:	/s/ Wayne Barr, Jr.
Name:	Wayne Barr, Jr.
Title:	President

Signature Page to the Cooperation Agreement

Exhibit A

Investor	Shares of Common Stock Beneficially Owned		Notice
JDS1, LLC	398,838		2200 Fletcher Avenue, Suite 501 Fort Lee, New Jersey 07024 Telephone: 201-592-3400 E-mail: julian@remusllc.com

CCUR Holdings, Inc.	150,000		4375 River Green Parkway, Suite 210 Duluth, Georgia 30096 Telephone: 919-605-8142 E-mail: wayne.barr@ccurholdings.com

David S. Oros	327,942	[1]	702 W. Lake Avenue Baltimore, Maryland 21210 Telephone: 443-386-0300 E-mail: doros@gamma3ll.com

Julian Singer	398,838		2200 Fletcher Avenue, Suite 501 Fort Lee, New Jersey 07024 Telephone: 201-592-3400 E-mail: julian@remusllc.com

Wayne Barr, Jr.	150,000		4375 River Green Parkway, Suite 210 Duluth, Georgia 30096 Telephone: 919-605-8142 E-mail: wayne.barr@ccurholdings.com

[1]	Note that this amount excludes 50,500 shares underlying call options that expire March 20, 2020. Such shares are deemed to be beneficially owned but are not votable unless such options are exercised.